EXHIBIT 99.1

Old PSG Wind-down Ltd. (formerly, Performance Sports Group Ltd.) Provides
Restructuring Process Update

VANCOUVER, BRITISH COLUMBIA – (Marketwired – July 18, 2017) – Old PSG Wind-down Ltd. (formerly known as Performance Sports Group Ltd.) (the “Company”) today announced that it has obtained approval from the United States Bankruptcy Court for the District of Delaware and the Ontario Superior Court of Justice (Commercial List) of a stipulation (the “Stipulation”) to finalize a purchase price adjustment in accordance with the terms of the previously disclosed asset purchase agreement, as amended, among the parties thereto. Pursuant to the Stipulation, the Company will receive approximately U.S.$8 million, subject to certain fees and expenses, of funds previously placed in escrow.

Additional Information

Information about the Company and its ongoing restructuring process, including the Stipulation described above, is available at https://cases.primeclerk.com/PSG and www.ey.com/ca/psg. Further information will be provided within the context of the Canadian and U.S. court proceedings.

Caution Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of applicable securities laws including with respect to the Stipulation described above. The words “may,” “will,” “would,” “should,” “could,” “expects,” “plans,” “intends,” “trends,” “indications,” “anticipates,” “believes,” “estimates,” “predicts,” “likely” or “potential” or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements.

Forward-looking statements, by their nature, are based on assumptions, which, although considered reasonable by the Company at the time of preparation of such disclosure, may prove to be incorrect, and are subject to important risks and uncertainties. Many factors could cause the Company’s circumstances to differ materially from those expressed or implied by its forward-looking statements, including, without limitation, the inherent risk and uncertainty involved in the Company’s bankruptcy proceedings, the degree of cooperation of creditors and other stakeholders of the Company, the extent of the Company’s ability to meet certain obligations during the bankruptcy proceedings, the extent of the Company’s ability to obtain approval with respect to motions in its bankruptcy proceedings, the courts’ rulings in the bankruptcy proceedings or a decision of any other Canadian or U.S. court in respect thereof, the outcome of the bankruptcy proceedings in general, the length of time of the bankruptcy proceedings, risks associated with third-party motions in the bankruptcy proceedings, increased legal and advisory costs related to the bankruptcy proceedings and other litigation, and to the extent applicable, other applicable factors identified in the “Risk Factors” sections of the Company’s annual report on Form 10-K dated August 26, 2015, and quarterly report on Form 10-Q dated April 14, 2016, which are available on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and the Company does not intend and undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact Information

Michael J. Wall
Tel 1-855-631-5352